Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 25, 2011 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2011.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2011	2010	% change	2011	2010	% change
Total revenues	$2,694,928	$2,420,357	11.3%	$7,768,062	$6,948,956	11.8%

Net revenues:
Transportation
Truck	$321,366	$284,200	13.1%	$930,168	$785,782	18.4%
Intermodal	10,538	9,188	14.7%	31,000	27,109	14.4%
Ocean	17,881	17,057	4.8%	49,851	44,049	13.2%
Air	9,940	11,453	-13.2%	30,560	31,559	-3.2%
Other logistics services	14,752	14,666	0.6%	43,665	42,857	1.9%

Total transportation	374,477	336,564	11.3%	1,085,244	931,356	16.5%
Sourcing	33,089	31,921	3.7%	101,017	107,673	-6.2%
Payment services	15,500	14,095	10.0%	45,012	40,785	10.4%

Total net revenues	423,066	382,580	10.6%	1,231,273	1,079,814	14.0%

Operating expenses	239,101	216,247	10.6%	710,498	621,019	14.4%

Operating income	183,965	166,333	10.6%	520,775	458,795	13.5%
Net income	$114,347	$102,627	11.4%	$322,398	$283,865	13.6%

Diluted EPS	$0.70	$0.62	12.9%	$1.95	$1.71	14.0%

(more)

C.H. Robinson Worldwide, Inc.

October 25, 2011

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, increased 13.1 percent in the third quarter of 2011. Our truckload volumes increased approximately four percent in the third quarter of 2011 compared to the third quarter of 2010. Our truckload net revenue margin decreased slightly in the third quarter of 2011 compared to the third quarter of 2010. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately four percent in the third quarter of 2011 compared to the third quarter of 2010. Our truckload transportation costs increased approximately three percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 28 percent. The increase was driven by an increase in total shipments of approximately 15 percent and pricing increases.

Our intermodal net revenue increased 14.7 percent in the third quarter of 2011. This was due to increased volumes and price increases.

Our ocean transportation net revenues increased 4.8 percent in the third quarter of 2011, driven primarily by increased volumes.

Our air transportation net revenue decreased 13.2 percent in the third quarter of 2011 due to decreased volumes and net revenue margin compression.

Other logistics services, which include transportation management fees, customs, warehousing, and small parcel, increased 0.6 percent in the third quarter of 2011. Increases in our management fee and customs net revenues were largely offset by declines in the other services in this category.

For the third quarter, our Sourcing revenues increased 5.0 percent. Sourcing net revenues increased 3.7 percent to $33.1 million in 2011 from $31.9 million in 2010, primarily driven by a change in our mix of business due to an increase in value-added services. On September 26, 2011, we acquired Timco Worldwide, a leading melon category provider, in Davis, California.

Our Payment Services revenues increased 10.0 percent in the third quarter of 2011 primarily due to increases in some fees that are impacted by fuel prices and an increase in MasterCard® transactions.

For the third quarter, operating expenses increased 10.6 percent to $239.1 million in 2011 from $216.2 million in 2010. This was due to an increase of 10.0 percent in personnel expense and an increase of 12.3 percent in other selling, general, and administrative expenses. For the third quarter, operating expenses as a percentage of net revenues were 56.5 percent in both 2011 and 2010.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 36,000 customers through a network of 235 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 49,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies

(more)

C.H. Robinson Worldwide, Inc.

October 25, 2011

concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2011 Earnings Conference Call

Tuesday, October 25, 2011 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-549-7750. Callers should reference the conference ID, which is 4478446

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 29: 800-406-7325; passcode: 4478446#

(more)

C.H. Robinson Worldwide, Inc.

October 25, 2011

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Transportation	$2,280,208	$2,026,154	$6,540,266	$5,629,334
Sourcing	399,220	380,108	1,182,784	1,278,837
Payment Services	15,500	14,095	45,012	40,785

Total revenues	2,694,928	2,420,357	7,768,062	6,948,956

Costs and expenses:
Purchased transportation and related services	1,905,731	1,689,590	5,455,022	4,697,978
Purchased products sourced for resale	366,131	348,187	1,081,767	1,171,164
Personnel expenses	178,117	161,947	532,171	462,793
Other selling, general, and administrative expenses	60,984	54,300	178,327	158,226

Total costs and expenses	2,510,963	2,254,024	7,247,287	6,490,161

Income from operations	183,965	166,333	520,775	458,795

Investment and other income	50	149	601	986

Income before provision for income taxes	184,015	166,482	521,376	459,781
Provision for income taxes	69,668	63,855	198,978	175,916

Net income	$114,347	$102,627	$322,398	$283,865

Net income per share (basic)	$0.70	$0.62	$1.96	$1.72
Net income per share (diluted)	$0.70	$0.62	$1.95	$1.71
Weighted average shares outstanding (basic)	163,948	164,691	164,512	164,968
Weighted average shares outstanding (diluted)	164,471	165,576	165,094	165,985

(more)

C.H. Robinson Worldwide, Inc.

October 25, 2011

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$382,737	$398,607
Available-for-sale securities	—	9,290
Receivables, net	1,238,079	1,036,070
Other current assets	35,932	37,801

Total current assets	1,656,748	1,481,768

Property and equipment, net	114,806	114,333
Intangible and other assets	407,884	399,598

Total Assets	$2,179,438	$1,995,699

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$740,977	$627,561
Accrued compensation	105,439	96,991
Other accrued expenses	50,293	47,055

Total current liabilities	896,709	771,607

Long term liabilities	14,505	20,024

Total liabilities	911,214	791,631

Total stockholders’ investment	1,268,224	1,204,068

Total liabilities and stockholders’ investment	$2,179,438	$1,995,699

(more)

C.H. Robinson Worldwide, Inc.

October 25, 2011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2011	2010
Operating activities:
Net income	$322,398	$283,865
Stock-based compensation	32,074	22,568
Depreciation and amortization	23,714	22,113
Provision for doubtful accounts	6,916	11,442
Other non-cash expenses, net	94	10,782
Net changes in operating elements	(91,641)	(213,634)

Net cash provided by operating activities	293,555	137,136

Investing activities:
Purchases of property and equipment	(17,402)	(14,000)
Purchases and development of software	(11,679)	(7,715)
Purchases of available-for-sale securities	—	(10,752)
Sales/maturities of available-for-sale securities	9,311	28,230
Restricted cash	5,000	(5,000)
Other	161	(12)

Net cash used for investing activities	(14,609)	(9,249)

Financing activities:
Payment of contingent purchase price	(4,318)	—
Net repurchases of common stock	(154,982)	(96,822)
Excess tax benefit on stock-based compensation	12,967	9,497
Cash dividends	(146,318)	(126,709)

Net cash used for financing activities	(292,651)	(214,034)
Effect of exchange rates on cash	(2,165)	(1,728)

Net change in cash and cash equivalents	(15,870)	(87,875)
Cash and cash equivalents, beginning of period	398,607	337,308

Cash and cash equivalents, end of period	$382,737	$249,433

	As of September 30,
	2011	2010
Operational Data:
Employees	8,120	7,589
Branches	235	232

###